                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement            [_] Confidential, for Use of the
                                               Commission Only (as permitted by
[X] Definitive Proxy Statement                 Rule 14a-6(e)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                             THE COCA-COLA COMPANY
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



Payment of Filing Fee (Check the appropriate box):

[X] No Filing Fee Required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    --------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

    --------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    --------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

    --------------------------------------------------------------------------

    (5) Total fee paid:

    --------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    --------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

    --------------------------------------------------------------------------

    (3) Filing Party:

    --------------------------------------------------------------------------

    (4) Date Filed:

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Notes:

                    [LOGO OF COCA-COLA COMPANY APPEARS HERE]

                                ATLANTA, GEORGIA

M. DOUGLAS IVESTER
CHAIRMAN OF THE BOARD
         AND
CHIEF EXECUTIVE OFFICER

                                                                   March 2, 1998

Dear Share Owner:

  We cordially invite you to attend the Annual Meeting of Share Owners, which will be held on Wednesday, April 15, 1998, at 9:00 a.m., local time, in Wilmington, Delaware.

  The following notice of meeting identifies each business item for your action. These items and the vote the Board of Directors recommends are:

                            ITEM                          RECOMMENDED VOTE
                            ----                          ----------------
     1. Election of three Directors, and                        FOR
     2. Ratification of Ernst & Young LLP as independent        FOR
        auditors

  We have also included a proxy statement that contains more information about these items and the meeting.

  If you plan to attend the meeting, please mark the appropriate box on your proxy card to help us plan for the meeting. If you are a share owner of record (your shares are in your name), bring the enclosed admission card with you to the meeting. If instead your shares are held in street name (your shares are in the name of your broker or bank), ask your broker for an admission card in the form of a legal proxy and bring it with you to the meeting. If you do not receive the legal proxy in time, bring your most recent brokerage statement with you to the meeting so that we can verify your ownership of Company stock and admit you to the meeting. If you are a share owner of record (your shares are in your name), you also may vote your shares by touchtone telephone from the U.S. and Canada, using the toll-free telephone number on your proxy card, or via the internet.

  Your vote is important. We encourage you to sign and return your proxy card in the enclosed envelope or to use our new telephone or internet voting system soon, so that your shares will be represented and voted at the meeting even if you cannot attend.

                                                  /s/ M. Douglas Ivester

                                                  M. Douglas Ivester

                                     LOGO
                   [LOGO OF COCA-COLA COMPANY APPEARS HERE]

                   NOTICE OF ANNUAL MEETING OF SHARE OWNERS

TO THE OWNERS OF COMMON STOCK
OF THE COCA-COLA COMPANY

  The Annual Meeting of Share Owners of The Coca-Cola Company, a Delaware corporation (the "Company"), will be held at The Playhouse Theatre, Du Pont Building, 10th and Market Streets, Wilmington, Delaware, on Wednesday, April 15, 1998, at 9:00 a.m., local time. The purposes of the meeting are:

    1. To elect three Directors to serve until the 2001 Annual Meeting of Share Owners;

    2. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company to serve for the 1998 fiscal year; and

    3. To transact such other business as may properly come before the meeting and at any adjournments or postponements of the meeting.

  The Board of Directors set February 20, 1998, as the record date for the meeting. This means that owners of Company Common Stock at the close of business on that date are entitled to (1) receive notice of the meeting and
(2) vote at the meeting and any adjournments or postponements of the meeting. We will make available a list of share owners of the Company as of the close of business on February 20, 1998, for inspection during normal business hours from March 31 through April 14, 1998, at the offices of Morris, Nichols, Arsht & Tunnell, 1201 North Market Street, Wilmington, Delaware. This list will also be available at the meeting.

                                          By Order of the Board of Directors

                                          Susan E. Shaw
                                          Secretary

Atlanta, Georgia
March 2, 1998

  EACH SHARE OWNER IS URGED TO VOTE PROMPTLY BY SIGNING AND RETURNING THE ENCLOSED PROXY CARD, USING OUR NEW TELEPHONE VOTING SYSTEM, OR ACCESSING THE WORLD WIDE WEBSITE INDICATED ON YOUR PROXY CARD TO VOTE VIA THE INTERNET. IF A SHARE OWNER DECIDES TO ATTEND THE MEETING, HE OR SHE MAY REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

                             THE COCA-COLA COMPANY
                              ONE COCA-COLA PLAZA
                            ATLANTA, GEORGIA 30313

                                                                  March 2, 1998

                                PROXY STATEMENT
                      FOR ANNUAL MEETING OF SHARE OWNERS
                           TO BE HELD APRIL 15, 1998

  The Board of Directors of The Coca-Cola Company (the "Company") furnishes you with this Proxy Statement to solicit proxies on its behalf to be voted at the 1998 Annual Meeting of Share Owners of the Company. The meeting will be held at The Playhouse Theatre, Du Pont Building, 10th and Market Streets, Wilmington, Delaware, on April 15, 1998, at 9:00 a.m., local time. The proxies also may be voted at any adjournments or postponements of the meeting.

  A share owner can revoke a proxy by any one of the following three actions: giving written notice to the Secretary of the Company, delivering a later dated proxy or voting in person at the meeting.

  The mailing address of the principal executive offices of the Company is One Coca-Cola Plaza, Atlanta, Georgia 30313. The date on which this Proxy Statement and form of proxy are first being sent or given to share owners is March 2, 1998.

  All properly executed written proxies and all properly completed proxies voted by telephone or via the internet and delivered pursuant to this solicitation (and not revoked later) will be voted at the meeting in accordance with the directions given in the proxy. When voting regarding the election of Directors to serve until the 2001 Annual Meeting of Share Owners, share owners may vote in favor of all nominees or withhold their votes as to all nominees or withhold their votes as to specific nominees. When voting regarding the ratification of the appointment of Ernst & Young LLP as independent auditors, share owners may vote in favor of ratification, against ratification or may abstain from voting. Share owners should specify their choices on the enclosed form of proxy. If no instructions are given, proxies which are signed and returned will be voted FOR the election of all nominees and FOR the proposal to ratify the appointment of Ernst & Young LLP. Directors will be elected by a plurality of the votes cast, and ratification of the appointment of Ernst & Young LLP will require approval by a majority of the votes cast by the holders of the shares of Company Common Stock voting in person or by proxy at the meeting. Thus, abstentions and broker non-votes will not be included in vote totals and will not affect the outcome of the vote.

  The telephone and internet voting procedures are designed to authenticate share-owners' identities, to allow share owners to vote their shares and to confirm that their instructions have been properly recorded. Specific instructions to be followed by any registered share owner interested in voting via telephone or the internet are set forth on the proxy card.

  Only owners of record of shares of Company Common Stock at the close of business on February 20, 1998, are entitled to vote at the meeting or adjournments or postponements of the meeting. Each owner of record on the record date is entitled to one vote for each share of Company Common Stock held. On February 20, 1998, there were 2,471,749,338 shares of Company Common Stock issued and outstanding.

                             ELECTION OF DIRECTORS

                                   (ITEM 1)

BOARD OF DIRECTORS

  Roberto C. Goizueta served as Chairman and Chief Executive Officer of the Company from March 1, 1981, until his death on October 18, 1997. Mr. Goizueta guided the global Coca-Cola business system successfully through years of profound changes in competitive positions in the soft drink industry in key markets around the world. Under his 16-year leadership with his focus on the creation of value for the share owners, the Company's market value increased from $4 billion in 1981 to $145 billion at the time of his death.

  Mr. Goizueta's term as a Director would have expired at the April 1998 meeting. Also, the term of Charles W. Duncan, Jr., a Director of the Company from 1964 to 1977 and since 1981, expires at the meeting. Mr. Duncan is ineligible for renomination because the By-Laws of the Company prohibit the nomination of any person who has attained the age of 71. Mr. Duncan, who will not stand for reelection, has been a private investor for more than the past five years. Mr. Duncan is a director of American Express Company, Newfield Exploration Co., Inc. and United Technologies Corporation.

  Accordingly, the Board of Directors pursuant to the By-Laws of the Company, reduced the number of Directors from 14 to 13 at Mr. Goizueta's death, and has determined that the number of Directors of the Company will be reduced from 13 to 12, effective April 15, 1998, upon the expiration of Mr. Duncan's term.

  The Directors are divided into three classes, each class serving for a period of three years, which has been the practice of the Company since 1945. The share owners elect approximately one-third of the members of the Board of Directors annually. As discussed above, Mr. Duncan's term will expire at the meeting and he will retire from the Board. The terms of Herbert A. Allen, James D. Robinson III and Peter V. Ueberroth will also expire at the meeting, and each has been nominated to stand for reelection at the meeting to hold office until the 2001 Annual Meeting of Share Owners and his successor is elected and qualified.

  Should any of these nominees become unable to serve for any reason, or for good cause will not serve, which is not anticipated, the Board of Directors may, unless the Board by resolution provides for a lesser number of Directors, designate substitute nominees. If that occurs, the persons named in the enclosed proxy will vote proxies that would otherwise be voted for all named nominees for the election of the substitute nominee or nominees.

RECOMMENDATION OF THE BOARD OF DIRECTORS CONCERNING THE ELECTION OF DIRECTORS

  THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR HERBERT A. ALLEN, JAMES D. ROBINSON III AND PETER V. UEBERROTH AS DIRECTORS TO HOLD OFFICE UNTIL THE 2001 ANNUAL MEETING OF SHARE OWNERS AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR ALL OF THE NOMINEES UNLESS SHARE OWNERS SPECIFY A CONTRARY CHOICE IN THEIR PROXY.

                  NOMINEES FOR ELECTION TO TERM EXPIRING 2001
-------------------------------------------------------------------------------

                HERBERT A. ALLEN                          Director since 1982
                New York, New York                        Age 57

[Photo of       Mr. Allen is President, Chief Executive Officer and Managing
Herbert A.      Director of Allen & Company Incorporated, a privately held
Allen]          investment banking firm, and has held these positions for more than the past five years.

                Chairman of the Compensation Committee and a member of the Executive and Finance Committees of the Board of Directors of the Company.
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

                JAMES D. ROBINSON III                     Director since 1975
                New York, New York                        Age 62

[Photo of
James D.        Mr. Robinson is Chairman and Chief Executive Officer of RRE
Robinson III]   Investors, LLC, a private venture investment firm, and
                Chairman of Violy, Byorum & Partners Holdings, LLC, a private firm specializing in financial advisory and investment banking activities in Latin America. He previously served as Chairman and Chief Executive Officer of American Express Company from
                1977 to 1993. He is a director of Bristol-Myers Squibb
                Company, Cambridge Technology Partners, First Data
                Corporation, Union Pacific Corporation and The Coleman
                Company, Inc.

                Chairman of the Committee on Directors and a member of the Public Issues Review Committee of the Board of Directors of
                the Company.
-------------------------------------------------------------------------------

                PETER V. UEBERROTH                        Director since 1986
                Newport Beach, California                 Age 60

[Photo of
Peter V.        Mr. Ueberroth has been an investor and Managing Director of
Ueberroth]      The Contrarian Group, Inc., a management company, since 1989.
                He is a director of Ambassadors International, Inc., CB
                Commercial Real Estate Services Group, Inc., Promus Hotel
                Corporation and Transamerica Corporation.

                Member of the Audit Committee and the Compensation Committee (including its Restricted Stock and Stock Option
                Subcommittees) of the Board of Directors of the Company.
-------------------------------------------------------------------------------

                   INCUMBENT DIRECTORS -- TERM EXPIRING 2000
-------------------------------------------------------------------------------

                RONALD W. ALLEN                           Director since 1991
                Atlanta, Georgia                          Age 56

[Photo of
Ronald W.       Mr. Allen is a consultant to and advisory director of Delta
Allen]          Air Lines, Inc., a major U.S. air transportation company. He retired as Delta's Chairman of the Board of Directors, President and Chief Executive Officer in July 1997, and had been its Chairman of the Board of Directors and Chief
                Executive Officer since 1987. He is a director of Aaron Rents,
                Inc.

                Member of the Executive Committee and the Committee on Directors of the Board of Directors of the Company.
-------------------------------------------------------------------------------

                DONALD F. MCHENRY                         Director since 1981
                Washington, D.C.                          Age 61

[Photo of
Donald F.       Mr. McHenry is Distinguished Professor in the Practice of
McHenry]        Diplomacy at the School of Foreign Service, Georgetown
                University, and a principal owner and President of The IRC
                Group, LLC, a New York City and Washington, D.C. consulting firm. He has held these positions for more than the past five years. He is a director of AT&T Corporation, Bank of Boston
                Corporation, International Paper Company and SmithKline
                Beecham plc.

                Chairman of the Public Issues Review Committee and a member of the Audit Committee and the Committee on Directors of the
                Board of Directors of the Company.
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

                SAM NUNN                                  Director since 1997
                Atlanta, Georgia                          Age 59
[Photo of
Sam Nunn]
                Mr. Nunn has been a partner in the law firm of King & Spalding since January 1997. He served as a member of the United States Senate from 1972 through 1996. He is a director of General Electric Company, National Service Industries, Inc., Scientific-Atlanta, Inc., Texaco Inc. and Total System Services, Inc.

                Member of the Executive and Finance Committees of the Board of Directors of the Company.
-------------------------------------------------------------------------------

                PAUL F. OREFFICE                          Director since 1985
                Lake Tahoe, Nevada                        Age 70
[Photo of
 Paul F.
Oreffice]       Mr. Oreffice retired as Chairman of the Board of Directors of
                The Dow Chemical Company in 1992, which position he had held for more than five years. He is a director of CIGNA
                Corporation and Northern Telecom Limited.

                Member of the Finance Committee and the Compensation Committee (including its Restricted Stock and Stock Option
                Subcommittees) and the Committee on Directors of the Board of Directors of the Company.
-------------------------------------------------------------------------------

                JAMES B. WILLIAMS                         Director since 1979
                Atlanta, Georgia                          Age 64
[Photo of
 James B.
Williams]       Mr. Williams is Chairman of the Board of Directors and Chief
                Executive Officer of SunTrust Banks, Inc., a bank holding company, and has held these positions for more than the past five years. He is a director of Genuine Parts Company, Georgia-Pacific Corporation, Rollins, Inc., RPC, Inc. and
                Sonat Inc.

                Chairman of the Finance Committee and a member of the
                Executive Committee of the Board of Directors of the Company.
-------------------------------------------------------------------------------

                   INCUMBENT DIRECTORS -- TERM EXPIRING 1999
-------------------------------------------------------------------------------

                CATHLEEN P. BLACK                         Director since 1993
                New York, New York                        Age 53
 [Photo of
Cathleen P.
  Black] Ms. Black has been President, Hearst Magazines, a unit of The Hearst Corporation, a major media and communications company, since November 1995, and a director of The Hearst Corporation since January 1996. Until that time she served as President and Chief Executive Officer of Newspaper Association of America, a newspaper industry organization, since May 1991. She served as a Director of the Company from April 1990 to May 1991, and was again elected as a Director in October 1993. She is a director of International Business Machines Corporation.

                Member of the Audit and Public Issues Review Committees of the Board of Directors of the Company.
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

                WARREN E. BUFFETT                         Director since 1989
                Omaha, Nebraska                           Age 67
[Photo of
Warren E.
Buffett] Mr. Buffett is Chairman of the Board of Directors and Chief Executive Officer of Berkshire Hathaway Inc., a diversified holding company, and has held these positions for more than the past five years. He is also a director of The Gillette Company and The Washington Post Company.

                Member of the Audit and Finance Committees of the Board of Directors of the Company.

-------------------------------------------------------------------------------

                M. DOUGLAS IVESTER                        Director since 1994
                Atlanta, Georgia                          Age 50
[Photo of
M. Douglas
Ivester] Mr. Ivester was elected Chairman of the Board of Directors and Chief Executive Officer of the Company on October 23, 1997. He served as President, Chief Operating Officer and a Director of the Company from July 1994 to October 1997 and as President of the North America Business Sector of the Company from September 1991 until elected to the positions of Executive Vice President and Principal Operating Officer/North America effective April 1993. He is a director of Georgia-Pacific Corporation, SunTrust Bank, Atlanta and SunTrust Banks of Georgia, Inc.

                Chairman of the Executive Committee of the Board of Directors of the Company.
-------------------------------------------------------------------------------

                SUSAN B. KING                             Director since 1991
                Durham, North Carolina                    Age 57
  [Photo of
Susan B. King]
                Ms. King has been Leader in Residence, Hart Leadership Program, Sanford Institute of Public Policy, Duke University, a program for the development and advancement of leadership and management skills in the public and private sectors, since January 1995. She was Senior Vice President--Corporate Affairs of Corning Incorporated from March 1992 through April 1994, and served as President of Corning's Steuben Glass division from 1987 to March 1992. She is a director of Guidant Corporation.

                Member of the Compensation Committee (including its Restricted Stock and Stock Option Subcommittees) and the Public Issues Review Committee of the Board of Directors of the Company.
-------------------------------------------------------------------------------

OWNERSHIP OF EQUITY SECURITIES IN THE COMPANY

  The following table sets forth information regarding beneficial ownership of Company Common Stock by each Director, the Company's five most highly compensated executive officers and the Directors and executive officers of the Company as a group, all as of February 20, 1998, and by Mr. Goizueta on the date of his death.

                                              AGGREGATE NUMBER     PERCENT OF
                                                 OF SHARES         OUTSTANDING
NAME                                         BENEFICIALLY OWNED      SHARES
----                                         ------------------    -----------
Herbert A. Allen............................      9,517,344/1/          *
Ronald W. Allen.............................          8,000             *
Cathleen P. Black...........................         14,196/2/          *
Warren E. Buffett...........................    200,000,000/3/         8.1%
Charles W. Duncan, Jr.......................      6,924,195/4/          *
Susan B. King...............................         12,000             *
Donald F. McHenry...........................         25,742/5/          *
Sam Nunn....................................          1,000             *
Paul F. Oreffice............................        108,500/6/          *
James D. Robinson III.......................         12,000/7/          *
Peter V. Ueberroth..........................         85,729/8/          *
James B. Williams...........................     90,512,316/9/         3.7%
Roberto C. Goizueta.........................     71,290,451/10/        2.9%
M. Douglas Ivester..........................      5,000,320/11/         *
Jack L. Stahl...............................      1,147,725/12/         *
Sergio S. Zyman.............................        600,491/13/         *
E. Neville Isdell...........................      1,045,901/14/         *
Douglas N. Daft.............................        896,115/15/         *
All Directors and Executive Officers as a
 Group (27 persons).........................    356,619,833/16/       14.4%

--------
  * Less than 1% of issued and outstanding shares of Company Common Stock.
  /1/ Includes 2,347,920 shares owned by Allen & Company Incorporated ("ACI"). Also includes 21,000 shares owned by Allen Capital International L.P., 149,000 shares owned by Allen Capital L.P., each of which is an affiliate of ACI's parent company, 258,938 shares which represent Mr. Allen's children's interests in a partnership and 74,798 shares owned by his children; Mr. Allen has disclaimed beneficial ownership of such shares. Does not include 200,000 shares held by ACI's pension plan, over which he does not have voting or investment power.
  /2/ Includes 10,000 shares jointly owned with Ms. Black's husband. Also includes 3,996 phantom units issued under the Deferred Compensation Plan for Non-Employee Directors.
  /3/ Shares owned indirectly through subsidiaries of Berkshire Hathaway Inc., the capital stock of which is owned 38.8% by Mr. Buffett and three trusts of which he is trustee but in which he has no beneficial interest and 3.0% by his wife.
  /4/ Includes 5,695,009 shares held as community property with Mr. Duncan's wife, 85,152 shares owned by his wife, 304,776 shares owned by a partnership of which he is a general partner and 336,000 shares owned by a trust of which he is one of three trustees. Also includes 14,954 phantom units issued under the Deferred Compensation Plan for Non-Employee Directors. Does not include 63,435 shares owned by a foundation of which he is one of five directors and as to which he disclaims beneficial ownership.
  /5/ Includes 400 shares owned by Mr. McHenry's grandchildren.
  /6/ Includes 998 shares owned by Mr. Oreffice's wife.
  /7/ Does not include 4,659,880 shares owned by three trusts of which Mr. Robinson is a beneficiary.
  /8/ Includes 22,000 shares owned by a trust of which Mr. Ueberroth is one of two trustees and a beneficiary, 10,000 shares owned by his wife, 8,000 shares held by a foundation of which he is one of six directors and

12,000 shares held by an investment trust for his children. Also includes 12,729 phantom units issued under the Deferred Compensation Plan for Non-Employee Directors.
  /9/ Includes 90,447,362 shares owned by four foundations of which Mr. Williams is, in all cases, one of five trustees. Also includes 14,954 phantom units issued under the Deferred Compensation Plan for Non-Employee Directors.
  /10/ Includes 371,901 shares credited to Mr. Goizueta's accounts under The Coca-Cola Company Thrift & Investment Plan, 2,000,000 shares which could have been acquired upon the exercise of options which were exercisable on the date of his death, 35,189,040 shares owned by a foundation of which he was one of five trustees, another of whom is Mr. Williams, and 15,868,910 shares owned by a foundation of which he was one of three trustees.
  /11/ Includes 103,194 shares credited to Mr. Ivester's accounts under The Coca-Cola Company Thrift & Investment Plan, 1,700,000 shares which are subject to transfer restrictions and one share owned by his wife. Also includes 2,316,667 shares which may be acquired upon the exercise of options which are presently exercisable or which will become exercisable on or before April 30, 1998.
  /12/ Includes 37,951 shares credited to Mr. Stahl's accounts under The Coca-Cola Company Thrift & Investment Plan, 366,000 shares which are subject to transfer restrictions, 46,482 shares owned by his wife and 2,850 shares owned by his children. Does not include 3,200 shares owned by a trust of which he is a beneficiary. Also includes 445,000 shares which may be acquired upon the exercise of options which are presently exercisable or which will become exercisable on or before April 30, 1998.
  /13/ Includes 3,604 shares credited to Mr. Zyman's accounts under The Coca-Cola Company Thrift & Investment Plan, 150,000 shares which are subject to transfer restrictions and 8,840 shares owned by his children. Also includes 364,947 shares which may be acquired upon the exercise of options which are presently exercisable or which will become exercisable on or before April 30, 1998.
  /14/ Includes 3,542 shares credited to Mr. Isdell's accounts under The Coca-Cola Company Thrift & Investment Plan, 305,000 shares which are subject to transfer restrictions and 1,405 shares owned by his daughter. Also includes 685,167 shares which may be acquired upon the exercise of options which are presently exercisable or which will become exercisable on or before April 30, 1998. Mr. Isdell resigned as Senior Vice President and President of the
Greater Europe Group of the Company in February 1998.
  /15/ Includes 4,341 shares credited to Mr. Daft's accounts under The Coca-Cola Company Thrift & Investment Plan, 160,000 shares which are subject to transfer restrictions and 375,166 shares which may be acquired upon the exercise of options which are presently exercisable or which will become exercisable on or before April 30, 1998. Also includes 55,652 shares owned by his children; Mr. Daft has disclaimed beneficial ownership of such shares.
  /16/ Includes 7,855,793 shares which may be acquired upon the exercise of options which are presently exercisable or which will become exercisable on or before April 30, 1998. Includes Mr. Goizueta's and Mr. Isdell's shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 and related regulations of the Securities and Exchange Commission (the "SEC") require the Company's executive officers and directors and certain persons who own more than ten percent of Company Common Stock to file reports of their ownership of Company Common Stock with the SEC and the New York Stock Exchange (the "NYSE"). The regulations also require these persons to furnish the Company with copies of all Section 16(a) reports they file. Based on the Company's review of the copies of those reports received and written representations from each such person who did not file an annual report with the SEC (Form 5) that no annual report was due, the Company believes that all filing requirements applicable to such persons have been complied with in 1997 and prior years, except that Douglas N. Daft, Senior Vice President, filed a Form 4 Report of Changes in Beneficial Ownership of Securities with the SEC and the NYSE three days late.

PRINCIPAL SHARE OWNERS

  Set forth in the table below is information as of February 20, 1998 (except as otherwise noted) with respect to persons known to the Company to be the beneficial owners of more than five percent of the Company's issued and outstanding stock:

                                                   NUMBER OF SHARES    PERCENT
                 NAME AND ADDRESS                 BENEFICIALLY OWNED   OF CLASS
                 ----------------                 ------------------   --------
   Berkshire Hathaway Inc./1/                        200,000,000         8.1%
    1440 Kiewit Plaza
    Omaha, Nebraska 68131
   SunTrust Banks, Inc./2/                           188,344,715         7.6%
    303 Peachtree Street
    Atlanta, Georgia 30308

--------
  /1/ Berkshire Hathaway Inc., a diversified holding company, has informed the Company that certain of its subsidiaries hold an aggregate of 200,000,000 shares of Company Common Stock. The capital stock of Berkshire Hathaway Inc. is beneficially owned 38.8% by Warren E. Buffett and three trusts of which he is a trustee but in which he has no beneficial interest and 3.0% by his wife. All of such shares of the Company are included in the share ownership of Mr. Buffett disclosed in the table of beneficial ownership of securities above.
  /2/ SunTrust Banks, Inc. ("SunTrust"), a bank holding company, has informed the Company that, as of December 31, 1997, certain subsidiaries of SunTrust held either individually or in various fiduciary and agency capacities an aggregate of 188,344,715 shares, of which 140,078,219 shares, or 5.7% of Company Common Stock, are held in various fiduciary and agency capacities as to which SunTrust and certain of its subsidiaries may be deemed beneficial owners, but as to which SunTrust and such subsidiaries disclaim any beneficial interest. SunTrust Bank, Atlanta owns individually 25,373,952 shares of Company Common Stock, SunTrust Banks of Georgia, Inc. owns individually 12,212,544 shares of Company Common Stock and Preferred Surety Corporation, a direct subsidiary of SunTrust Banks of Georgia, Inc. and an indirect subsidiary of SunTrust, owns individually 10,680,000 shares of Company Common Stock as to which SunTrust may be deemed a beneficial owner. Of the shares held in fiduciary or agency capacities, such subsidiaries of SunTrust have sole voting power with respect to 79,541,727 shares, shared voting power with respect to 20,872,976 shares, sole investment power with respect to 49,918,337 shares and shared investment power with respect to 86,805,339 shares. As to the shares described above, SunTrust has further informed the Company that 131,524,479 of such shares, or 5.3% of Company Common Stock, are held in various fiduciary and agency capacities by SunTrust Bank, Atlanta, which is a direct subsidiary of SunTrust Banks of Georgia, Inc. and an indirect subsidiary of SunTrust.

COMMITTEES OF THE BOARD OF DIRECTORS; MEETINGS AND COMPENSATION OF DIRECTORS

  In accordance with the By-Laws of the Company, the Board of Directors has established an Executive Committee, a Finance Committee, an Audit Committee, a Compensation Committee, a Committee on Directors and a Public Issues Review Committee. All committees except the Executive Committee are composed entirely of outside Directors. The members of each Committee are indicated on pages 2 through 5 of this Proxy Statement.

  The Executive Committee, during the intervals between meetings of the Board of Directors, may exercise the powers of the Board of Directors except, to the extent prohibited by law, amending the By-Laws of the Company or adopting or recommending to the share owners of the Company any matter required by the Delaware General Corporation Law to be submitted to share owners for approval. The Executive Committee did not meet in 1997.

  The Finance Committee reviews and recommends to the Board of Directors the policies of the Company formulated by management with respect to the financial affairs and accounting policies of the Company. The Finance Committee has oversight of the budget and all of the financial operations of the Company. The Finance Committee met five times in 1997.

  The Audit Committee recommends to the Board of Directors the engagement of the independent auditors of the Company and reviews with the independent auditors the scope and results of the Company's audits, the Company's internal accounting controls and the professional services furnished by the independent auditors to the Company. The Audit Committee met three times in 1997.

  The Compensation Committee reviews and approves all salary arrangements and other remuneration for officers of the Company. It or its subcommittees also are responsible for review of certain benefit plans and for administration of the Stock Option Plans, the Long Term Performance Incentive Plan, the Executive Performance Incentive Plan and the Restricted Stock Award Plans. The Compensation Committee met five times in 1997, the Stock Option Subcommittee met five times and the Restricted Stock Subcommittee met twice.

  The Committee on Directors recommends to the Board of Directors candidates for election to the Board of Directors. It also reviews matters relating to potential conflicts of interest and Directors' fees and retainers. The Committee on Directors will consider recommendations for nominees for directorships submitted by share owners. The Committee on Directors met three times in 1997. Share owners who wish the Committee on Directors to consider their recommendations for nominees for the position of Director should submit their recommendations in writing to the Committee in care of the Company's Secretary at the Company's principal executive offices.

  The Public Issues Review Committee reviews Company policy and practice relating to significant public issues of concern to share owners, the Company, the business community and the general public. The Public Issues Review Committee met once in 1997.

  In 1997, the Board of Directors held eight meetings and Committees of the Board of Directors held a total of 17 meetings. Overall attendance at such meetings was 98%. All of the Directors attended more than 75% of the aggregate of all meetings of the Board of Directors and the Committees on which they served during 1997.

  Officers of the Company who are also Directors do not receive any fee or remuneration for services as members of the Board of Directors or of any Committee of the Board of Directors. Outside Directors receive a retainer fee of $50,000 per annum, $1,500 for each Board meeting attended and $1,500 for each Committee meeting attended. The chairman of each Committee receives an additional retainer fee of $5,000 per annum. The Deferred Compensation Plan for Non-Employee Directors provides that outside Directors may elect to defer receipt of all or part of their annual retainer fee until a date or dates no earlier than the year following the year in which they leave the Board. During 1997 that Plan was amended to include an election for outside Directors to have quarterly retainer fees deferred in phantom shares of Company Common Stock, which accrue phantom dividends on those phantom share units. The amendment also provided a one-time irrevocable election to convert prior cash deferrals into phantom shares. Cash deferrals are credited with interest at the prime lending rate of SunTrust Bank, Atlanta while phantom units appreciate (or depreciate) as would an actual share of stock purchased on the deferral date. After a participant's service as a Director terminates, cash deferrals will be paid in cash and phantom unit deferrals will be paid in shares of Company Common Stock.

  In addition, the Company provides certain insurance and retirement benefits to members of the Board of Directors who are not employees of the Company, including $30,000 term life insurance for each Director, $100,000 group accidental death and dismemberment insurance and $200,000 group travel accident insurance coverage while traveling on Company business. The Company also provides health and dental coverage. Costs to the Company for all such benefits for 1997 totaled $39,269. The Directors' Retirement Plan, as amended, provides that all Directors who are not employees of the Company and who, upon their retirement from the Board of Directors, (i) have served at least five years on the Board of Directors, and (ii) are at least 55 years old on the date of such retirement, shall be entitled to an annual retirement benefit equal to the annual retainer then payable to the Directors. Such retirement benefit will be paid to the retired Director or his or her surviving spouse for a period of time not to exceed the retired Director's total number of years of service on the Board of Directors or the retired Director may elect, no less than one year prior to retirement, to receive a lump sum payment upon retirement or pre-retirement death.

  In 1997, the Company entered into a one-year agreement with The IRC Group, LLC ("IRC"), a company of which Donald F. McHenry, a Director of the Company, is President and a principal owner. Under this agreement, IRC provides consulting services to the Company on international affairs and business activities and is paid $185,000. The Company expects to use the services of IRC in 1998.

CERTAIN TRANSACTIONS

  James B. Williams, a Director of the Company, is Chairman of the Board and Chief Executive Officer of SunTrust. Subsidiary banks of SunTrust engage in ordinary course of business banking transactions with the Company and its subsidiaries, including the making of loans on customary terms, for which the Company paid fees totaling $402,000 in 1997. SunTrust Bank, Atlanta, a subsidiary of SunTrust, has extended a $100 million line of credit and a letter of credit to the Company, for which the Company paid fees totaling $72,500 in 1997. SunTrust Bank, Atlanta also holds equipment leases under which the Company paid $195,000 in 1997 for the lease of trailers used to haul syrup. A SunTrust subsidiary leases office space in a building owned by a Company subsidiary and located at 711 Fifth Avenue, New York, New York. In 1997, the Company subsidiary was paid approximately $266,000 and will be paid an estimated $309,000 in 1998 and escalating payments in future years, under the terms of the lease. In the opinion of management, the terms of such banking and credit arrangements and lease are fair and reasonable and as favorable to the Company as those which could have been obtained from unrelated third parties at the time of their execution.

  Warren E. Buffett, a Director of the Company, is Chairman of the Board of Directors, Chief Executive Officer and the major share owner of Berkshire Hathaway Inc. In 1997, the Company paid approximately $271,000 to a subsidiary of that company for leased office space. Berkshire Hathaway Inc. also holds a significant equity interest in American Express Company. In 1997, the Company paid approximately $99,000 in interest payments to a banking subsidiary of American Express Company and also paid fees for credit card memberships, business travel and other services in the ordinary course of business to subsidiaries of that company.

  Sam Nunn, who was elected to the Board of Directors on January 3, 1997, became a partner of the law firm of King & Spalding on that same date. King & Spalding rendered legal services to the Company and its subsidiaries in 1997 and is expected to render services to the Company and its subsidiaries in 1998.

  James D. Robinson III is Chairman of Violy, Byorum & Partners Holdings, LLC, a private firm specializing in financial advisory and investment banking activities in Latin America. The Company paid fees to this firm for services rendered in 1997 in connection with a proposed transaction.

  See "Committees of the Board of Directors; Meetings and Compensation of Directors" on pages 8-10 and "Compensation Committee Interlocks and Insider Participation" on page 23.

                            EXECUTIVE COMPENSATION

  The following tables and narrative text discuss the compensation paid in 1997 and the two prior fiscal years to the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers. Mr. Goizueta's compensation is also discussed, since he served as Chief Executive Officer until his death in October 1997.

                          SUMMARY COMPENSATION TABLE

                                                                LONG-TERM COMPENSATION
                                                           --------------------------------------
                                                                         SECURITIES
                                ANNUAL COMPENSATION        RESTRICTED    UNDERLYING                   ALL OTHER
                             -----------------------------   STOCK       OPTIONS/SAR      LTIP         COMPEN-
NAME AND PRINCIPAL POSITION  YEAR   SALARY       BONUS/4/  AWARDS/5/      AWARDS(#)    PAYOUTS/8/    SATION/10/
---------------------------  ---- ----------    ---------- ----------    -----------   ----------    ------------
Roberto C. Goizueta          1997 $1,551,667/3/ $2,500,000 $       0              0    $3,408,867/9/   $204,616
 Chairman of the Board       1996  1,713,333/3/  3,500,000         0              0     1,848,054       187,640
 and Chief Executive         1995  1,680,000/3/  3,200,000         0      2,000,000/7/  1,463,616       176,446
 Officer until October
 18, 1997/1/
M. Douglas Ivester           1997    856,250     2,000,000 8,840,625/6/           0     1,072,855       102,857
 Chairman of the Board       1996    725,000     1,200,000 7,387,500/6/           0       797,877        85,530
 and Chief Executive         1995    646,250     1,000,000         0        500,000/7/    574,560        67,287
 Officer/1/
Jack L. Stahl                1997    452,250       315,000         0         87,000       659,547        61,663
 Senior Vice President       1996    422,000       300,000         0         90,000       659,547        54,356
                             1995    401,583       290,000         0        120,000/7/    522,288        49,302
Sergio S. Zyman              1997    412,500       305,000         0         80,000       533,020        54,584
 Senior Vice President       1996    390,000       300,000   985,000/6/      85,000       440,568        47,740
                             1995    370,000       270,000 1,435,000/6/     100,000/7/    338,976        43,087
E. Neville Isdell            1997    405,000       305,000         0         80,000       659,547        32,091
 Senior Vice                 1996    387,500       270,000         0         85,000       440,568        29,804
 President/2/                1995    372,625       267,000 1,076,250/6/      80,000/7/    348,864        28,075
Douglas N. Daft              1997    385,000       315,000         0         87,000       440,568        31,941
 Senior Vice President       1996    364,583       285,000         0         95,000       440,568        23,070
                             1995    348,042       230,000 1,076,250/6/      50,000/7/    348,864        21,224

--------
  /1/ Mr. Ivester was elected Chairman of the Board and Chief Executive Officer of the Company on October 23, 1997, following the death of Mr. Goizueta on October 18, 1997, and such events are reflected in the compensation amounts disclosed for 1997. Prior to that time, Mr. Ivester served as President and Chief Operating Officer of the Company.

  /2/ Mr. Isdell resigned as Senior Vice President and President of the Greater Europe Group of the Company in February 1998.

  /3/ Includes $135,000 in deferred compensation. The Company credited $15,000 monthly to a deferred account for Mr. Goizueta on the Company's books through September 1997.

  /4/ Under the Executive Performance Incentive Plan approved by the share owners of the Company in 1994, cash awards are made to participants based upon the individual's contributions to the improvement of operating results, growth, profitability and efficient operation of the Company. Awards are paid to participants annually during the year following the Executive Performance Incentive Plan year after certification of performance goals. In the event of a change in control, participants earn the right to receive awards equal to the target percentage of their annual salaries as if their performance goals had been met, prorated to reflect the number of months a participant was employed in the plan year. Under this plan, awards for 1997 were made as follows: an award prorated to the time of Mr. Goizueta's death of $2,500,000, $1,365,000 to Mr. Ivester, $315,000 to Mr. Stahl,

$305,000 to Mr. Zyman, $305,000 to Mr. Isdell and $283,000 to Mr. Daft. In consideration of the contributions of certain executive officers, the Compensation Committee also granted discretionary awards for 1997 as follows:
$635,000 to Mr. Ivester and $32,000 to Mr. Daft.

  /5/ Share owners should be aware that the Company's restriction periods are significantly longer than those customarily found in restricted stock award plans. For example, restrictions on one named executive officer's first award under the 1983 Restricted Stock Award Plan will not lapse, assuming he does not die or become disabled and that no change in control occurs, for a minimum of 22 years and a maximum of 32 years from the date of grant.

  Under the 1983 Restricted Stock Award Plan, restrictions on awards granted prior to 1991 lapse when the recipient retires, becomes disabled or dies, or upon a change in control. Currently, restrictions on awards granted in and after 1991 pursuant to the 1983 Restricted Stock Award Plan and awards granted pursuant to the 1989 Restricted Stock Award Plan lapse when the recipient retires at or after age 62 on a date which is at least five years from the award date, becomes disabled or dies, or upon a change in control.

  The shares awarded under these plans have been adjusted, as necessary, to reflect the 2-for-1 stock splits that occurred on May 1, 1996, May 1, 1992 and May 1, 1990, and the 3-for-1 stock split that occurred on June 16, 1986. Under these plans, Mr. Ivester was originally awarded 439,000 shares, which, adjusted for such stock splits, at the end of 1997 aggregated 1,700,000 shares (value at year end equaled $113,368,750, which is 493% of the value at grant dates); Mr. Stahl was originally awarded 72,000 shares, which, adjusted for such stock splits, at the end of 1997 aggregated 366,000 shares (value at year end equaled $24,407,625, which is 585% of the value at grant dates); Mr. Zyman was originally awarded 85,000 shares, which, adjusted for such stock splits, at the end of 1997 aggregated 150,000 shares (value at year end equaled $10,003,125, which is 223% of the value at grant dates); Mr. Isdell was originally awarded 70,000 shares, which, adjusted for such stock splits, at the end of 1997 aggregated 305,000 shares (value at year end equaled $20,339,688, which is 520% of the value at grant dates); and Mr. Daft was originally awarded 55,000 shares, which, adjusted for such stock splits, at the end of 1997 aggregated 160,000 shares (value at year end equaled $10,670,000, which is 277% of the value at grant dates). The restricted stock was awarded pursuant to the 1983 Restricted Stock Award Plan and the 1989 Restricted Stock Award Plan.

  Dividends on all stock awards are paid at the same rate as paid to all share owners. The 1983 Restricted Stock Award Plan provides for the Company to make cash payments to recipients of awards made under these plans in amounts equal to the recipients' income tax liability on these awards when the restrictions lapse. Receipt of these cash payments also causes recipients to incur income tax liability, but no cash payments are made to the recipients to offset this liability. No cash payments for reimbursement of any income tax liability are provided under the 1989 Restricted Stock Award Plan.

  /6/ These restricted stock awards were made pursuant to the 1989 Restricted Stock Award Plan. Thus, as was discussed in footnote 5, all income taxes resulting from these awards are the responsibility of the recipient.

  /7/ Adjusted for the 2-for-1 stock split that occurred on May 1, 1996.

  /8/ Includes the entire amount of the awards for the three-year periods ending December 31, 1997, 1996 and 1995, respectively, although one-half of each such amount is subject to forfeiture if the recipient leaves the employ of the Company prior to December 31, 1999, and December 31, 1998, respectively, except by reason of retirement, death or disability or unless pursuant to a change in control. Mr. Zyman's award for 1995 and a portion of his awards for 1996 and 1997 reflect theoretical participation and are meant to reimburse him for loss of income incurred upon joining the Company.

  /9/ For 1997, includes an award prorated to the time of Mr. Goizueta's death of $1,719,717 for the performance period ending December 31, 1997 and awards prorated to the time of his death of $1,108,594 and $580,556 for plans in progress for the 1996-1998 and 1997-1999 performance periods, respectively.

  /10/ For 1997, includes: for Mr. Goizueta: $4,800 contributed by the Company to The Coca-Cola Company Thrift & Investment Plan (the "Thrift Plan", described below), $196,298 accrued under The Coca-Cola Company Supplemental Benefit Plan (the "Supplemental Plan", described below), and $3,518 in above-market interest credited on amounts deferred under the Company's 1986 Compensation Deferral and Investment Program (the "CDIP", described below); for Mr. Ivester: $4,800 contributed by the Company to the Thrift Plan,

$76,689 accrued under the Supplemental Plan, and $21,368 in above-market interest credited on amounts deferred under the CDIP; for Mr. Stahl: $4,800 contributed by the Company to the Thrift Plan, $35,495 accrued under the Supplemental Plan, and $21,368 in above-market interest credited on amounts deferred under the CDIP; for Mr. Zyman: $4,800 contributed by the Company to the Thrift Plan, $28,416 accrued under the Supplemental Plan, and $21,368 in above-market interest credited on amounts deferred under the CDIP; for Mr. Isdell: $4,800 contributed by the Company to the Thrift Plan and $27,291 accrued under the Supplemental Plan; and for Mr. Daft: $4,800 contributed by the Company to the Thrift Plan and $27,141 accrued under the Supplemental Plan.

  The Thrift Plan is a tax-qualified defined contribution plan intended to satisfy the requirements of Section 401(k) of the Internal Revenue Code of 1986. The Company contributes to each participant's account maintained under the Thrift Plan an amount of Company stock equal to 100% of the participant's contributions to the Thrift Plan but not more than 3% of (a) the participant's earnings or (b) $160,000 for 1997, whichever is lower.

  The Supplemental Plan provides a benefit to any eligible individual for whom the 3% matching contribution would otherwise be in excess of the maximum permitted under the Thrift Plan. The difference between the theoretical Company matching contribution under the Thrift Plan for each participant, without regard to the legally imposed maximum, and the maximum contribution permitted under law is used to determine the number of theoretical shares of Company Common Stock which would have been purchased for the participant's account in the absence of the IRS limitation on participant earnings of $160,000 for 1997. The value of the accumulated theoretical shares, including dividends, is paid in cash to the individual at termination of employment. A participant will forfeit all rights to future benefits under the Supplemental Plan if the participant engages in competition with the Company following termination of employment.

  The CDIP permitted salaried employees of the Company and certain of its subsidiaries whose base annual salary was at least $50,000, to defer, on a one-time basis, up to $50,000 of the compensation earned between May 1986 and April 1987. The rate for the period from May 1997 through December 1997 was 16% and effective January 1, 1998 has been set at 14% per annum. At enrollment, each participant elected a method of distribution either (a) as a level annuity payable from the date of retirement until attainment of age 80, or (b) split between pre-retirement payments commencing no earlier than 1993 and a level annuity payable from the date of retirement until attainment of age 80. Participants are allowed to make a one-time election to defer the commencement of monthly annuity payments until the earlier of age 65 or death. This election is, generally, only effective if the participant terminates employment at least one year after making the election and after reaching early retirement age under the Company's pension plan. If a participant terminates employment prior to early retirement age, the amounts credited, generally, will be paid out in a lump sum in cash when the participant no longer is an employee of the Company or of any participating subsidiary.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                INDIVIDUAL GRANTS
                   ---------------------------------------------
                                  % OF
                                  TOTAL                                 POTENTIAL REALIZABLE VALUE AT ASSUMED
                                OPTIONS/                               ANNUAL RATES OF STOCK PRICE APPRECIATION
                    NUMBER OF     SARS                                       FOR OPTION TERM (10 YEARS)*
                    SECURITIES   GRANTED                         -------------------------------------------------------
                    UNDERLYING     TO     EXERCISE                          5%                           10%
                   OPTIONS/SARS EMPLOYEES  OR BASE               -------------------------    --------------------------
                     GRANTED    IN FISCAL   PRICE     EXPIRATION PRICE PER    AGGREGATE       PRICE PER    AGGREGATE
NAME                   (#)        YEAR    ($/SHARE)      DATE      SHARE        VALUE           SHARE        VALUE
----               ------------ --------- ---------   ---------- --------- ---------------    --------- ----------------
Roberto C.
 Goizueta                  0       --         --             --       --               --           --               --
M. Douglas
 Ivester                   0       --         --             --       --               --           --               --
Jack L. Stahl         87,000/1/     .7%    $59.75/1/  10/15/2007 $97.3925       $3,274,898/2/ $154.7525       $8,265,218/2/
Sergio S. Zyman       80,000/1/     .6%    $59.75/1/  10/15/2007  97.3925        3,011,400/2/  154.7525        7,600,200/2/
E. Neville Isdell     80,000/1/     .6%    $59.75/1/  10/15/2007  97.3925        3,011,400/2/  154.7525        7,600,200/2/
Douglas N. Daft       87,000/1/     .7%    $59.75/1/  10/15/2007  97.3925        3,274,898/2/  154.7525        8,265,218/2/
All Share Owners as a Group                                      $97.3925  $93,000,658,570/2/ $154.7525 $234,715,947,818/2/
Named executives' portion of assumed value gained by all
 share owners                                                    $97.3925            .0001    $154.7525            .0001

--------
  * The dollar gains under these columns result from calculations assuming 5% and 10% growth rates as set by the Securities and Exchange Commission and are not intended to forecast future price appreciation of Company Common Stock. The gains reflect a future value based upon growth at these prescribed rates. The Company did not use an alternative formula for a grant date valuation, an approach which would state gains at present, and therefore lower, value. The Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.

  It is important to note that options have value to recipients, including the listed executives, only if the stock price advances beyond the grant date price shown in the table during the effective option period.

  /1/ These awards were made pursuant to the 1991 Stock Option Plan. Under this plan, the option price must be not less than 100% of the fair market value of Company Common Stock on the date the option is granted. The fair market value of a share of Company Common Stock is the average of the high and low market prices at which a share of stock was sold on the date of grant. These stock options may not be exercised during the first twelve months after the date of grant. Thereafter, these options may be exercised only to the extent of a fraction, the numerator of which is the number of whole months from the date of grant and the denominator of which is thirty-six. All unexercisable stock options granted under the plan become exercisable upon an optionee's retirement, death or disability or upon a change in control. The plan allows shares of Company Common Stock to be used to satisfy any resulting Federal, state and local tax liabilities, but does not provide for a cash payment by the Company for income taxes payable as a result of the exercise of a stock option award. This plan is the same in all material respects as the 1983 Stock Option Plan and the 1987 Stock Option Plan, except that this plan was amended in 1995, with share owner approval, to permit that options granted after February 15, 1995, which are held by persons who become disabled while employed or within six months after leaving the employ of the Company or who retire, retain the exercise period originally provided in the option grant.

  /2/ Not discounted to present value. Using a discount rate of 11%, which approximates the Company's cost of capital, the present value of the assumed potential realizable value of Mr. Stahl's award is $1,153,368 at a 5% annual rate of stock price appreciation and $2,910,881 at a 10% annual rate of stock price appreciation; of Mr. Zyman's award is $1,060,568 at a 5% annual rate of stock price appreciation and $2,676,672 at a 10% annual rate of stock price appreciation; of Mr. Isdell's award is $1,060,568 at a 5% annual rate of stock price appreciation and $2,676,672 at a 10% annual rate of stock price appreciation; and of Mr. Daft's award is $1,153,368 at a 5% annual rate of stock price appreciation and $2,910,881 at a 10% annual rate of stock price appreciation.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                        AND FY-END OPTION/SAR VALUES/1/

                                                           NUMBER OF    VALUE OF UNEXERCISED
                                                          SECURITIES        IN-THE-MONEY
                                                          UNDERLYING        OPTIONS/SARS
                                                          UNEXERCISED      AT FY-END ($)
                                                        OPTIONS/SARS AT      (BASED ON
                                                          FY-END (#)    $66.6875 PER SHARE)
                     SHARES ACQUIRED                     EXERCISABLE/       EXERCISABLE/
NAME                   ON EXERCISE   VALUE REALIZED/2/   UNEXERCISABLE     UNEXERCISABLE
----                 --------------- -----------------  --------------- --------------------
Roberto C. Goizueta     1,800,000      $104,371,866/3/           N/A                N/A
M. Douglas Ivester            100             6,092/3/     2,860,371/       138,601,717/
                                                             138,889          4,314,240
Jack L. Stahl                 --                --           669,666/        31,848,388/
                                                             175,334          2,618,674
Sergio S. Zyman             5,386           205,149/4/       344,392/        13,023,699/
                                                             159,722          2,343,107
E. Neville Isdell          40,000         2,190,000/5/       666,832/        34,962,314/
                                                             154,168          2,170,559
Douglas N. Daft               --                --           359,055/        16,873,825/
                                                             158,945          2,069,112

--------
  /1/ The share numbers, and market and exercise prices have been adjusted, as necessary, for the 2-for-1 stock splits that occurred on May 1, 1996, May 1, 1992 and May 1, 1990.

  /2/ An individual, upon exercise of an option, does not receive cash equal to the amount contained in the Value Realized column of this table. Instead, the amounts contained in the Value Realized column reflect the increase in the price of Company Common Stock from the option grant date to the option exercise date. No cash is realized until the shares received upon exercise of an option are sold.

  /3/ The exercise price of the stock option was $4.64063, which is equal to the fair market value of a share of Company Common Stock on the date of grant, which was July 21, 1988.

  /4/ The exercise prices of the stock options were $21.90625 for 4,238 shares and $25.375 for 1,148 shares. The exercise prices are equal to the fair market value of a share of Company Common Stock on the grant dates, which were October 21, 1993 and October 19, 1994, respectively.

  /5/ The exercise price of the stock option was $4.4375, which is equal to the fair market value of a share of Company Common Stock on the date of grant, which was October 20, 1987.

          LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR/1/

                                      PERFORMANCE   ESTIMATED FUTURE PAYOUTS/2/
                         NUMBER OF     OR OTHER       UNDER NON-STOCK PRICE-
                       SHARES, UNITS PERIOD UNTIL           BASED PLANS
                         OR OTHER    MATURATION OR -----------------------------
NAME                      RIGHTS        PAYOUT     THRESHOLD  TARGET   MAXIMUM
----                   ------------- ------------- --------- -------- ----------
Roberto C. Goizueta..    1,375,000      3 years      N/A/3/    N/A/3/     N/A/3/
M. Douglas Ivester...      780,000      3 years    $195,000  $780,000 $1,365,000
Jack L. Stahl........      488,000      3 years     122,000   488,000    854,000
Sergio S. Zyman......      391,000      3 years      97,750   391,000    684,250
E. Neville Isdell....      488,000      3 years     122,000   488,000    854,000
Douglas N. Daft......      488,000      3 years     122,000   488,000    854,000

--------
  /1/ Effective January 1, 1982, and as amended and approved in 1994 by share owners of the Company, the Company has established a Long Term Performance Incentive Plan. The Compensation Committee, which administers the plan, awards incentive compensation to certain executive and senior officers of the Company. The Committee determines a base for each participant. The base is calculated on the participant's salary grade midpoint and level of responsibility, for a three-year plan period, and the base cannot be increased for that period. The Committee also sets a matrix which contains the target levels for the two performance measures: "Growth in Unit Case Sales" and "Growth in Economic Profit". Actual awards are determined after the end of the three-year period and range from 0% to 175% of the participant's base. The plan is not based on the price of Company Common Stock. Subject to continued employment of the participant, unless death, disability or retirement occurs, one-half of each award earned is paid at the close of each three-year performance period. Payment of the other half of each award, the "Restricted Award", is deferred for two years and is subject to forfeiture if the participant's employment with the Company terminates for any reason other than death, disability, retirement or a change in control of the Company during such two-year period. The participant is entitled to accrue interest on the Restricted Award during such two-year period, calculated at rates not in excess of prevailing market interest rates. Upon a change in control of the Company, all awards or portions of awards earned up until such date become fully vested and payable, and additional payments will be made in an amount equal to the participant's liability for any taxes attributable to such payments.

  /2/ The threshold amount is equal to .25 times the targeted payout, and if actual Company performance falls below certain parameters, no payouts are made. The target amount is earned if specified performance targets are achieved. The maximum amount that can be earned is 1.75 times the targeted amount.

  /3/ Mr. Goizueta earned an award prorated to the time of his death of $580,556 for the 1997-1999 performance period.

                              PENSION PLAN TABLE

  ASSUMED AVERAGE ANNUAL        YEARS OF CREDITED SERVICE WITH THE COMPANY
COMPENSATION FOR FIVE-YEAR   -------------------------------------------------
PERIOD PRECEDING RETIREMENT  15 YEARS  20 YEARS  25 YEARS  30 YEARS  35 YEARS
---------------------------  --------- --------- --------- --------- ---------
         $ 500,000           $ 175,000 $ 200,000 $ 225,000 $ 250,000 $ 275,000
         1,000,000             350,000   400,000   450,000   500,000   550,000
         1,500,000             525,000   600,000   675,000   750,000   825,000
         2,000,000             700,000   800,000   900,000 1,000,000 1,100,000
         2,500,000             875,000 1,000,000 1,125,000 1,250,000 1,375,000
         3,000,000           1,050,000 1,200,000 1,350,000 1,500,000 1,650,000
         3,500,000           1,225,000 1,400,000 1,575,000 1,750,000 1,925,000
         4,000,000           1,400,000 1,600,000 1,800,000 2,000,000 2,200,000
         4,500,000           1,575,000 1,800,000 2,025,000 2,250,000 2,475,000
         5,000,000           1,750,000 2,000,000 2,250,000 2,500,000 2,750,000

  This table sets forth the annual retirement benefits payable under the Employee Retirement Plan of The Coca-Cola Company (the "Retirement Plan", described below), the retirement portion of the Supplemental Plan and The Coca-Cola Company Key Executive Retirement Plan (the "Key Executive Plan", described below) upon retirement at age 65 or later based on an employee's assumed average annual compensation for the five-year period preceding retirement and assuming actual retirement on January 1, 1998. The benefits listed in the table are not subject to any reduction for Social Security or other offset amounts.

  Generally, compensation utilized for pension formula purposes includes salary and annual bonus reported in the Summary Compensation Table. Awards under the Long Term Performance Incentive Plan are also included in the computation of benefits under the Retirement Plan, the Key Executive Plan and the Supplemental Plan. Company contributions received under the Thrift Plan and Supplemental Plan are not included in the calculation of the named executive's compensation for purposes of the pension benefit.

  The Retirement Plan is a tax-qualified defined benefit plan and, subject to certain maximum and minimum provisions, bases pension benefits on a percentage of (a) the employee's final average compensation (the five highest consecutive calendar years of compensation out of the employee's last eleven years of credited service) or (b) $160,000 for 1997 (the limit set by the Internal Revenue Code of 1986), whichever is lower, times the employee's years of credited service. Age requirements for early retirement and benefit reductions for early retirement are reduced for participants who terminate for any reason within two years after a change in control. The term "compensation" includes salary, overtime, commissions and performance incentive awards of the participants.

  The Supplemental Plan also provides a benefit to eligible persons whenever 100% of their pension benefits under the Retirement Plan are not permitted to be funded or paid through that plan because of limits imposed by the Internal Revenue Code of 1986. Those limitations in 1997 include a maximum annual benefit at age 65 of $125,000. If a participant terminates employment before early retirement age (for any reason other than death), the participant will forfeit the portion of the Supplemental Plan pension benefit attributable to credited service after December 31, 1993, unless the Compensation Committee of the Board of Directors decides otherwise. In addition, a participant will forfeit all rights to future pension benefits under the Supplemental Plan if the participant competes against the Company following termination of employment. If a participant is entitled to a pension benefit from the Retirement Plan because of termination of employment for any reason within two years after a change in control, then the change in control provisions in the Retirement Plan will apply to the calculation of the participant's pension benefit under the Supplemental Plan. These vested benefits are payable on termination of employment.

  The Key Executive Plan provides certain executive and other key senior officers of the Company annually, upon retirement, 20% of the average pay, including awards pursuant to the Long Term Performance Incentive Plan, for the five highest consecutive years out of the employee's last eleven years of credited service, increased 1% for each year of vested service with the Company up to a maximum of 35 years (i.e., up to 55%). The amount any participant will receive under the Key Executive Plan will be reduced, dollar for dollar, by amounts payable under the Retirement Plan. Eligibility for early retirement benefits under the Key Executive Plan starts when the participant has completed ten years of service with the Company and is 55 years old, or when the participant reaches age 60. Normal retirement benefits may commence when the participant reaches age 65. These vested benefits are payable on termination of employment. If a participant should die prior to retirement, his or her surviving spouse will receive accrued benefits under the Key Executive Plan, less any other survivor income benefits payable under the Retirement Plan. There is also a benefit to a participant's surviving spouse if the participant dies after retirement. A participant will forfeit all rights to future benefits under the Key Executive Plan if the participant competes against the Company following termination of employment. In the event of a change in control, all benefits accrued to participants would immediately vest and, if a participant's employment terminates within two years after a change in control, his or her benefits would be paid in cash in a lump sum. In certain cases, such benefits are calculated assuming continuation of employment to the first date on which the employee would have satisfied the eligibility requirements with assumed increases of 8% per annum in covered compensation. Also in such event, the Company will pay the employee an additional amount equal to the liability, if any, under Section 4999 of the Internal Revenue Code of 1986 attributable to lump sum payments under the Key Executive Plan.

  The respective years of credited service as of December 31, 1997, for the persons named in the Summary Compensation Table are as follows: Mr. Ivester,
18.2 years; Mr. Stahl, 18.5 years; Mr. Zyman, 12.7 years; Mr. Isdell, 30.2 years; and Mr. Daft, 21.3 years.

  The Company has made previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this Proxy Statement, in whole or in part. However, the following Performance Graph and the Report of the Compensation Committee of the Board of Directors of The Coca-Cola Company and its Subcommittees on Executive Compensation shall not be incorporated by reference into any such filings.

                               PERFORMANCE GRAPH

             COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG
  THE COCA-COLA COMPANY, S&P 500 INDEX AND FOOD, BEVERAGE AND TOBACCO GROUPS

                                 TOTAL RETURN
                     STOCK PRICE PLUS REINVESTED DIVIDENDS

                             [GRAPH APPEARS HERE]

                            THE
MEASUREMENT PERIOD          COCA-COLA       THE          FOOD,BEVERAGE
(FISCAL YEAR COVERED)       COMPANY         S & P 500    & TOBACCO GROUPS
--------------------        ---------       ---------    ----------------
Measurement PT -
12/31/92                    $ 100           $ 100        $ 100

FYE 12/31/93                $ 108           $ 110        $  89
FYE 12/31/94                $ 127           $ 112        $  94
FYE 12/31/95                $ 186           $ 153        $ 132
FYE 12/31/96                $ 266           $ 188        $ 158
FYE 12/31/97                $ 340           $ 251        $ 211

  * Based on information for a self-constructed peer group of the Food, Beverage and Tobacco Groups of companies as published in The Wall Street Journal, which includes the following companies, but from which the Company has been excluded:

 Anheuser-Busch Companies, Inc., Brown-Forman Corporation, Adolph Coors Company, Coca-Cola Enterprises Inc., PepsiCo, Inc., Whitman Corporation, Archer-Daniels-Midland Company, Campbell Soup Company, ConAgra, Inc., CPC International Inc., Dole Food Company, Inc., General Mills, Inc., H.J. Heinz Company, Hershey Foods Corporation, Hormel Foods Corporation, Kellogg Company, McCormick & Company, Incorporated, Nabisco Holdings Corp., The Quaker Oats Company, Ralston Purina Company, Sara Lee Corporation, Wm. Wrigley Jr. Company, Philip Morris Companies Inc., Universal Corporation and UST Inc.

  The Wall Street Journal periodically changes the companies reported as a part of the Food, Beverage and Tobacco Groups of companies. At the time the Company's 1997 Proxy Statement was published, the Groups included American Brands, Inc. and Tyson Foods, Inc., which are now excluded.

  The total return assumes that dividends were reinvested quarterly and is based on a $100 investment on December 31, 1992.

                     REPORT OF THE COMPENSATION COMMITTEE
              OF THE BOARD OF DIRECTORS OF THE COCA-COLA COMPANY
                AND ITS SUBCOMMITTEES ON EXECUTIVE COMPENSATION

  In accordance with rules adopted in 1992 by the Securities and Exchange Commission, as amended in 1993, the Compensation Committee of the Board of Directors of The Coca-Cola Company and related subcommittees (the
"Committees") offer this report regarding compensation policies for executive officers and the Chief Executive Officer of the Company.

  The Company's primary objective is to maximize share-owner value over time. To accomplish this objective, the Company has adopted a comprehensive business strategy. The overall goal of the Committees is to develop executive compensation policies and practices which are consistent with and linked to the Company's strategic business objectives.

  There are certain principles to which the Committees adhere in structuring the compensation packages of executive officers. They are as follows:

    LONG-TERM AND AT-RISK FOCUS: The majority of pay for senior executive officers should be composed of long-term, at-risk pay to focus management on the long-term interests of share owners. Less emphasis is placed on base salary, annual incentives and employee benefits.

    EQUITY ORIENTATION: Equity-based plans should comprise a major part of the at-risk portion of total compensation to instill ownership thinking and to link compensation to corporate performance and share-owner interests. Consistent with this philosophy, the Company encourages and in some cases requires executives to hold stock delivered through equity-based plans.

    MANAGEMENT DEVELOPMENT: To support the Board of Directors in fulfilling its responsibility of identifying future business leaders, compensation opportunities should be structured to attract and retain those individuals who can maximize the creation of share-owner value. The compensation structure supports the Company's philosophy of moving potential leaders throughout the system, exposing them to many types of markets and operations.

    COMPETITIVENESS: The Company emphasizes total compensation opportunities and focuses less attention on the competitive posture of each component of compensation. The development of at-risk pay policies is driven more by Company strategy than by competitive practice. Over time, the level of the Company's competitiveness in compensation opportunities is based heavily on the Company's stock price performance relative to other large companies. In line with this principle, current total compensation competitiveness is targeted in the top quartile of the range of total compensation of a comparator group of companies described in the next section of this report.

  These principles apply to compensation policies for all executive officers, and there is no differentiation in application to officers named in the compensation table, other executive officers or other key individuals covered by the executive compensation plans of the Company. Further, the Committees do not follow the principles in a mechanical fashion; rather, the Committees use experience and judgment in determining the mix of compensation for each individual. The Committees believe that current compensation practices and levels meet the principles described herein.

  These principles have guided executive compensation practices since the early 1980's, and the Committees believe the performance of the Company during this period validates the appropriateness of the principles.

  Continued growth in global volume, earnings and economic profit contributed to an addition in 1997 of $34 billion in the Company's market value. In 1997, the return to share owners, including dividends, was 28%, following a 43% return in 1996. The Committees believe that the long-term focus on value creation engendered by the compensation principles kept management focused on the strategies that position the Company for sustained growth. For precisely this reason, the Committees affirm their commitment to continuing the compensation policies that have contributed to past success and which ensure continuity of executive leadership.

  The sections that follow illustrate these policies.

COMPONENTS OF EXECUTIVE COMPENSATION

  The four primary components of executive compensation are:

    . Base Salary

    . Annual Incentives

    . Long-Term Incentives

    . Benefits

  Each category is offered to key executives in various combinations, structured in each case to meet varying business objectives, and to cumulatively provide a level of total compensation in the top (fourth) quartile of the range of total compensation offered by a comparator group. The companies selected for comparison of total compensation differ from those included in the Performance Graph in an earlier section of this Proxy Statement because the Company seeks talent from a broader group of companies than the Food, Beverage and Tobacco Groups against which performance is compared.

  Total compensation comparators are selected by screening large public companies for such performance characteristics as profit growth and return on equity. Those companies exhibiting leadership in the performance measures over sustained periods are selected as benchmarks for the Company's total compensation standards.

  The philosophy underlying each category is discussed herein.

  BASE SALARY. Base salary is targeted within the third quartile of the range for the comparator group. Increases in base salary are at competitive levels but occur at frequencies ranging from 12 months to 24 months, depending upon performance, time in job, level of pay and other factors. The lag between increases in base pay is designed to ensure that focus remains on the long-term portion of the total compensation package. Increases in base pay are determined by individual performance rather than Company performance, and are based on subjective evaluations of all factors.

  Mr. Goizueta did not receive a base salary increase in 1997.

  Base salary for Mr. Ivester was increased by 56% effective in November 1997, reflecting his being named Chairman of the Board and CEO in October, 1997. Mr. Ivester received an increase of 10.3% in April 1997. The April 1997 increase was the first change in base salary for him in 18 months, and was based on his performance as President during that period.

  With individual variation, base pay for the executive officer group generally falls within the targeted third quartile. Mr. Ivester's base pay falls in the lower third quartile.

  ANNUAL INCENTIVES. The Company has maintained the Annual Performance Incentive Plan, and adopted the Executive Performance Incentive Plan effective January 1, 1994. Executive officers may be selected for participation in either, but not both, of these plans. For those executive officers participating in the Executive Performance Incentive Plan, the Compensation Committee reserves the right to grant discretionary bonuses based on subjective evaluation of each executive officer's individual performance. Each plan is described below.

    ANNUAL PERFORMANCE INCENTIVE PLAN. Target annual incentives are established for certain key executives, including participating executive officers. The actual award is based on economic profit growth, unit case volume increases and personal performance, and may be greater or less than the target annual incentive. Below a threshold level of performance, no awards may be granted. Generally, economic profit growth and unit case volume increases are weighted higher than personal performance, but the weightings may be adjusted to take into account unusual circumstances. Opportunities are targeted within the third quartile of the range of the comparator group.

    EXECUTIVE PERFORMANCE INCENTIVE PLAN. This Plan was approved by share owners in 1994. The Committees may approve some or all of the executive officers for participation in the Plan each year, and executive officers selected for participation shall not be eligible for participation in the Annual Performance Incentive Plan. Target annual incentives are established for each approved executive officer. The award is based on earnings per share gain, unit case volume increases and change in share of soft drink sales, and may be greater or less than the target annual incentive set under this Plan. Nearly 95% of the award is determined from equal weightings on volume growth and earnings per share, with the remaining amount determined by market share change. Payments from this Plan are intended to qualify as tax-deductible performance-based compensation under the terms of Section 162(m) of the Internal Revenue Code of 1986. Opportunities are targeted within the third quartile of the range of the comparator group.

    Competitive 1997 annual incentive data is not yet available. Measured against historical competitive standards, cumulative annual incentives paid to executive officers generally fell within the targeted third quartile, with individual variation.

    Mr. Goizueta earned an annual incentive award prorated to the time of his death of $2,500,000 for 1997 under the Executive Performance Incentive Plan. This award when annualized falls within the fourth quartile of historical competitive standards.

    Mr. Ivester earned an annual incentive award of $2,000,000 for 1997, of which $1,365,000 was made under the Executive Performance Incentive Plan and $635,000 as a discretionary award. The total award falls within the fourth quartile of the historical competitive standards.

    Both awards were based on the Company's strong performance in earnings and volume growth and the smoothness of the transition of leadership.

    Annual incentives from various plans may be earned by about 6,400 employees each year.

  LONG-TERM INCENTIVES. Long-term incentives comprise the largest portion of the total compensation package for executive officers. There are three forms of long-term incentives utilized for executive officers, including stock options, restricted stock and long-term incentive plans with cash awards. In any given year, an executive officer may be offered participation in a single plan or in a combination of plans.

  As framed by the guiding principles listed earlier, the Company targets a level of total compensation for executive officers in the top (fourth) quartile of the comparator group range. Because base salary and annual incentives are targeted within the third quartile, the compensation focus for executive officers is clearly on long-term incentives. The scope of long-term incentive opportunities targeted for each executive officer is determined first by the difference between the desired level of total compensation and the combined amount of base salary, employee benefits, and annual incentives. The actual long-term incentive amount is influenced by both individual and company performance.

  Factors which influence decisions regarding what form of long-term incentives to grant to a particular executive officer include individual performance, tenure with the Company, history of past grants, time in current job and level of, or significant changes in, responsibility. These subjective criteria are used for determining grant type for all executive officers.

  In keeping with the principles set forth at the beginning of this report, in 1996 the Compensation Committee established stock ownership guidelines for officers and key employees of the Company. The guidelines range from two to ten times base salary, depending on job level, and are particularly aggressive compared to guidelines set by other companies. Only stock purchased by the individual is considered for purposes of meeting the ownership guidelines. Stock granted as matching contributions in the Thrift Plan or as restricted stock are not considered in measuring compliance with the guidelines. Penalties in the form of reduced future option grants may be applied to those who do not meet the guidelines within five years of becoming covered by the guidelines.

  Each form of long-term incentive is discussed below.

    RESTRICTED STOCK. The Restricted Stock Award Plans are designed to focus executives, including executive officers, on the long-term performance of the Company for the duration of their careers. Contrary to competitive practice, grants of restricted shares are subject to forfeiture until retirement, death, disability or a change in control. In addition, grants made after July, 1991 are forfeited if separation from the Company occurs before age 62 and before five years have elapsed from the date of the grant. These features result in the Company's ability to retain, throughout their entire careers, those individuals who are key to the creation of share-owner value.

    Currently, 51 key employees hold shares of restricted stock.

    In 1997, Mr. Goizueta did not receive restricted stock.

    In 1997, Mr. Ivester was granted 150,000 shares of restricted stock. This grant was made prior to his election as Chairman and CEO.

    STOCK OPTIONS. Options provide executives with the opportunity to buy and maintain an equity interest in the Company and to share in the appreciation of the value of the stock. Stock options only have value if the stock price appreciates in value from the date the options are granted.

    Approximately 7,200 employees received option grants in 1996. This number grew to approximately 8,200 in 1997.

    Executives are encouraged to hold shares received upon the exercise of the options, linking their interests to those of share owners.

    In 1997, Mr. Goizueta did not receive stock options.

    In 1997, Mr. Ivester did not receive stock options.

    LONG TERM PERFORMANCE INCENTIVE PLAN. The Long Term Performance Incentive Plan is a three-year performance plan. The two performance measures which drive this plan are unit case volume growth and growth in economic profit. The Compensation Committee believes that these factors are the key contributors, over time, to the creation of share-owner value. Below a threshold level of performance, no awards can be earned. Restrictions are attached on one-half of any award earned for two years after the end of the performance period. The role of this Plan is to maintain executive focus on the drivers of the business at all times, regardless of periodic distortions in the capital markets caused by external factors.

    The weight of each factor varies throughout the matrix. Considering the entire matrix, each factor carries approximately a 50% weight.

    Sixteen key employees participated in the long-term incentive plan described above in 1997.

    Mr. Goizueta earned an award prorated to the time of his death of $1,719,717 for the performance period ending December 31, 1997 and prorata awards of $1,108,594 and $580,556 for plans in progress for the 1996-1998 and 1997-1999 performance periods, respectively. Actual growth in unit case volume and economic profit for each of the three-year periods determined the amount of the awards, which fell in the high end of the spectrum of potential awards.

    Mr. Ivester earned an award of $1,072,855 for the performance period ended December 31, 1997. Actual growth in unit case volume and economic profit for the three-year period determined the amount of this award, which fell in the high end of the spectrum of potential awards.

  BENEFITS. Benefits offered to key executives serve a different purpose than do the other elements of total compensation. In general, they are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death, and to provide a reasonable level of retirement income based on years of service with the Company. Benefits offered to key executives are largely those that are offered to the general employee population, with some variation, primarily to promote tax efficiency and replacement of benefit opportunities lost due to regulatory limits.

  TAX COMPLIANCE POLICY. A feature of the Omnibus Budget Reconciliation Act of 1993 limits deductibility of certain compensation for the Chief Executive Officer and the additional four executive officers who are highest paid and employed at year end to $1 million per year, effective for tax years beginning on or after January 1, 1994. If certain conditions are met, including the removal of positive discretion in the determination of individual rewards, compensation may be excluded from consideration of the $1 million limit. The policy of the Committees related to this Act is to establish and maintain a compensation program which maximizes the creation of long-term share-owner value.

  In 1994, share owners approved the Executive Performance Incentive Plan and a revised Long Term Performance Incentive Plan, both of which meet the conditions necessary for exclusion from consideration of non-deductibility. The Company's Stock Option Plan by its terms meets the necessary conditions. The actions taken evidence the approach of the Committees to comply with the intent of this Act. It must be noted, however, that the Committees are obligated to the Board and the share owners of the Company to recognize and reward performance which increases the value of the Company. Accordingly, the Committees will continue to exercise discretion in those instances where the mechanistic approaches necessary under tax law considerations would compromise the interests of share owners.

  SUBCOMMITTEES. Based on requirements of various tax and securities rules and regulations, two subcommittees of the Compensation Committee (the Restricted Stock Subcommittee and the Stock Option Subcommittee) met and took action in 1997.

  SUMMARY. The Committees believe the executive compensation policies and programs described in this Report serve the interests of the share owners and the Company. Pay delivered to executives is intended to be linked to, and commensurate with, Company performance and with share-owner expectations. The Committees caution that the practice and the performance results of the compensation philosophy described herein should be measured over a period sufficiently long to determine whether strategy development and implementation are in line with, and responsive to, share-owner expectations.

                                       Herbert A. Allen, Chairman
                                       Susan B. King
                                       Paul F. Oreffice
                                       Peter V. Ueberroth

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee of the Company is composed entirely of the four outside Directors named as signatories to the Compensation Committee report above, as was the case during fiscal 1997. Compensation Committee members do not have any non-trivial professional, familial or financial relationship with the CEO, other executive officers or the Company other than his or her directorship.

  Herbert A. Allen, who serves as Chairman of the Compensation Committee of the Company's Board of Directors, is President, Chief Executive Officer and Managing Director of Allen & Company Incorporated ("ACI") and a principal share owner of ACI's parent. ACI has leased and subleased office space since 1977 in the building located at 711 Fifth Avenue, New York, New York. A subsidiary of the Company acquired that building in 1982 as an incidental part of a much larger transaction. The current lease, as modified from time to time, was entered into in 1985. In 1997, ACI paid approximately $2.113 million under the lease and it is expected ACI will pay approximately $2.184 million in 1998, and escalating payments in future years, under the terms of the lease. In the opinion of management, the terms of the lease, as modified, are fair and reasonable and as favorable to the Company as those which could have been obtained from unrelated third parties at the time of its execution.

                          CERTAIN INVESTEE COMPANIES

  The Company currently holds approximately 44% of the issued and outstanding shares of common stock of Coca-Cola Enterprises Inc. ("Coca-Cola Enterprises"). In August 1997, the Company sold its approximate 48% interest in Coca-Cola Beverages Ltd. and its approximate 49% interest in The Coca-Cola Bottling Company of New York, Inc. to Coca-Cola Enterprises Inc., each of which is now held as a subsidiary of Coca-Cola Enterprises Inc.

CERTAIN TRANSACTIONS WITH INVESTEE COMPANIES

  James B. Williams, a Director of the Company, is Chairman of the Board of Directors and Chief Executive Officer of SunTrust. Subsidiary banks of SunTrust engaged in ordinary course of business banking transactions in 1997, and are expected to engage in similar transactions in 1998, with Coca-Cola Enterprises and its subsidiaries, including the making of loans on customary terms, for which fees of approximately $1.076 million were paid in 1997.

  SunTrust Bank, Atlanta participated in 1997 in a syndicate of lenders which provided a senior credit facility to Coca-Cola Beverages Ltd. in the aggregate amount of Cdn.$425 million, and under which SunTrust Bank, Atlanta's commitment in 1997 was Cdn.$51 million. In 1997, SunTrust Bank, Atlanta received fees and interest of approximately U.S.$1.78 million with respect to SunTrust's proportionate share of the amount extended under such facility. Such facility was paid down and cancelled in November 1997. In the opinion of management, the terms of such arrangements were fair and reasonable and as favorable to Coca-Cola Beverages Ltd. as could have been obtained from a wholly unrelated party.

  SunTrust Bank, Atlanta served in 1997 as co-agent for a syndicate of banks for a $315 million credit facility for The Coca-Cola Bottling Company of New York, Inc. Such facility was paid down and cancelled in December 1997. In 1997, that company paid approximately $1.1 million for fees and interest to SunTrust Bank, Atlanta for its $55 million commitment under this facility and for a letter of credit. In the opinion of management, the terms of such arrangements were fair and reasonable and as favorable to The Coca-Cola Bottling Company of New York, Inc. as could have been obtained from a wholly unrelated party.

  Warren E. Buffett, a Director of the Company, is Chairman of the Board of Directors, Chief Executive Officer and a major share owner of Berkshire Hathaway Inc., which company holds a significant equity interest in The Washington Post Company. In 1997, Coca-Cola Enterprises paid approximately $62,000 to that company for advertising costs.

OWNERSHIP OF SECURITIES IN COCA-COLA ENTERPRISES

  The following table sets forth information regarding ownership of the common stock of Coca-Cola Enterprises of the Directors, the Company's five most highly compensated executive officers and the Directors and executive officers of the Company as a group who own any shares of such common stock as of February 20, 1998. The amount for Mr. Goizueta is shown as of the date of his death.

                                               AGGREGATE NUMBER    PERCENT OF
                                                   OF SHARES       OUTSTANDING
NAME                                         BENEFICIALLY OWNED/1/   SHARES
----                                         --------------------- -----------
Herbert A. Allen............................       7,132,818/2/       1.84%
Charles W. Duncan, Jr. .....................         105,000/3/         *
Donald F. McHenry...........................           1,000            *
Peter V. Ueberroth..........................           3,032/4/         *
Roberto C. Goizueta.........................          15,000            *
M. Douglas Ivester..........................          53,284/5/         *
Jack L. Stahl...............................           3,000            *
E. Neville Isdell...........................          24,002/6/         *
All Directors and Executive Officers as a
 group (27 persons).........................       7,338,684/7/       1.90%

--------
  * Less than 1% of issued and outstanding shares of common stock of the indicated entity.

  /1/ Share amounts have been adjusted to reflect a 3-for-1 stock split effective May 1, 1997.

  /2/ Includes 6,900,000 shares owned by Allen & Company Incorporated ("ACI"). Also includes 160,518 shares which represent Mr. Allen's children's interests in a partnership and 27,000 shares owned by his children; Mr. Allen has disclaimed beneficial ownership of such shares. Does not include 105,000 shares held by ACI's pension plan over which Mr. Allen does not have voting or investment power.

  /3/ Includes 90,000 shares held as community property with Mr. Duncan's wife and 15,000 shares owned by a partnership of which he is a general partner.

  /4/ Shares are owned by a trust of which Mr. Ueberroth is one of two trustees.

  /5/ Includes 630 shares jointly owned with Mr. Ivester's parents and 9,904 phantom units issued under the Coca-Cola Enterprises Inc. Deferred Compensation Plan for Non-Employee Director Compensation. Also includes 2,388 shares owned by his wife and 255 shares jointly owned by his wife and his mother-in-law; Mr. Ivester has disclaimed beneficial ownership of such shares.

  /6/ Includes 7,500 shares which may be acquired upon the exercise of currently exercisable options and 10,502 phantom units issued under the Coca-Cola Enterprises Inc. Deferred Compensation Plan for Non-Employee Director Compensation. Mr. Isdell resigned as Senior Vice President and President of the Greater Europe Group of the Company in February 1998.

  /7/ Includes 20,954 phantom units issued under the Coca-Cola Enterprises Inc. Deferred Compensation Plan for Non-Employee Director Compensation. Includes Mr. Goizueta's and Mr. Isdell's shares.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

                                   (ITEM 2)

  The Board of Directors of the Company, upon the recommendation of the Audit Committee, has appointed the firm of Ernst & Young LLP to serve as independent auditors of the Company for the fiscal year ending December 31, 1998, subject to ratification of this appointment by the share owners of the Company. Ernst & Young LLP has served as independent auditors of the Company for many years and is considered by management of the Company to be well qualified. The Company has been advised by that firm that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of its subsidiaries in any capacity.

  One or more representatives of Ernst & Young LLP will be present at this year's Annual Meeting of Share Owners, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

  Ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the votes cast by the holders of the shares of Company Common Stock voting in person or by proxy at the Annual Meeting of Share Owners. If the share owners should not ratify the appointment of Ernst & Young LLP, the Board of Directors will reconsider the appointment.

RECOMMENDATION OF THE BOARD OF DIRECTORS

  THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE 1998 FISCAL YEAR. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THE PROPOSAL UNLESS SHARE OWNERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

                              PROXY PROCEDURE AND
                           EXPENSES OF SOLICITATION

  The Company will continue its long-standing practice of holding the votes of all share owners in confidence from the Company, its Directors, officers and employees except: (1) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (2) in case of a contested proxy solicitation; (3) if a share owner makes a written comment on the proxy card or otherwise communicates his/her vote to management; or (4) to allow the independent inspectors of election to certify the results of the vote. The Company will also continue, as it has for many years, to retain an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results.

  All expenses incurred in connection with the solicitation of proxies will be borne by the Company. The Company has engaged Georgeson & Company to assist with the solicitation of proxies for an estimated fee of $19,000 plus expenses. The Company will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of Common Stock held in their names.

  Directors, officers and employees of the Company may also solicit proxies by mail, telephone and personal contact. They will not receive any additional compensation for these activities.

                            SHARE-OWNERS' PROPOSALS

  Proposals of share owners intended to be presented at the 1999 Annual Meeting of Share Owners must be received by the Company on or before November 3, 1998, to be eligible for inclusion in the Company's Proxy Statement and proxy relating to that meeting.

  According to the By-Laws of the Company, a proposal for action to be presented by any share owner at an annual or special meeting of share owners shall be out of order unless specifically described in the Company's notice to all share owners of the meeting and the matters to be acted upon thereat or unless the proposal shall have been submitted in writing to the Chairman of the Board of Directors and received at the principal executive offices of the Company at least 60 days prior to the date of such meeting, and such proposal is, under law, an appropriate subject for share-owner action.

                               OTHER INFORMATION

  Management does not know of any items other than those referred to in the accompanying Notice of Annual Meeting of Share Owners which may properly come before the meeting or other matters incident to the conduct of the meeting. Should the election of any person as a Director in place of a nominee named in this proxy statement who becomes unable to serve or for good cause will not serve properly come before the meeting, the proxies received will be voted for substitute nominee(s) designated by the Board of Directors or if no such substitute nominees are designated by the Board of Directors then in accordance with the discretion of the proxy holders. As to any other item or proposal that may properly come before the meeting, including voting on a proposal omitted from this Proxy Statement pursuant to the rules of the Securities and Exchange Commission, it is intended that proxies received will be voted in accordance with the discretion of the proxy holders.

  The form of proxy and this Proxy Statement have been approved by the Board of Directors and are being mailed and delivered to share owners by its authority.

                                          Susan E. Shaw
                                          Secretary

Atlanta, Georgia
March 2, 1998

                               ----------------

  THE ANNUAL REPORT TO SHARE OWNERS OF THE COMPANY FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997, WHICH INCLUDES FINANCIAL STATEMENTS, HAS BEEN MAILED TO SHARE OWNERS OF THE COMPANY. THE ANNUAL REPORT DOES NOT FORM ANY PART OF THE MATERIAL FOR THE SOLICITATION OF PROXIES.

                               ----------------

                      [RECYCLED PAPER LOGO APPEARS HERE]

                         (THE COCA-COLA COMPANY LOGO)

P        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
R                          OF THE COCA-COLA COMPANY
O
X    The undersigned, having received the Notice of Annual Meeting and Proxy
Y Statement, hereby (i) appoints Sam Nunn, Paul F. Oreffice and James B. Williams, and each of them, proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of Common Stock of The Coca-Cola Company owned of record by the undersigned, and (ii) directs
     (a) Merrill Lynch Trust Company, FSB, Trustee under The Coca-Cola Company Thrift & Investment Plan, and/or (b) SunTrust Bank, Atlanta, Trustee under the Coca-Cola Enterprises Inc. Matched Employee Savings and Investment Plan, and/or (c) Oriental Bank & Trust, Trustee under the Caribbean Refrescos, Inc. Thrift Plan, to vote in person or by proxy all shares of Common Stock of The Coca-Cola Company allocated to any accounts of the undersigned under such Plans, and which the undersigned is entitled to vote, in each case, on all matters which may come before the 1998 Annual Meeting of Share Owners to be held at The Playhouse Theatre, Du Pont Building, 10th and Market Streets, Wilmington, Delaware, on April 15, 1998, at 9:00 a.m., local time, and any adjournments or postponements thereof, unless otherwise specified herein. The proxies, in their discretion, are further authorized to vote (x) for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, (y) on matters which the Board of Directors did not know would be presented at the meeting by a reasonable time before the proxy solicitation was made, and (z) on other matters which may properly come before the 1998 Annual Meeting and any adjournments or postponements thereof.

    Election of Directors:
      Nominees (terms expiring in 2001):
          (1) Herbert A. Allen, (2) James D. Robinson III and (3) Peter V. Ueberroth

  YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE ----------- APPROPRIATE BOXES (SEE REVERSE SIDE), BUT YOU NEED NOT MARK SEE REVERSE
  ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD        SIDE
  OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR ----------- SHARES UNLESS YOU SIGN AND RETURN THIS CARD OR VOTE BY THE
  TELEPHONE OR THE INTERNET.

-------------------------------------------------------------------------------
   FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL.
                  RETAIN ADMISSION TICKET (ON REVERSE) BELOW.



            ANNUAL MEETING OF SHARE OWNERS OF THE COCA-COLA COMPANY



   =======================================================================
                                    AGENDA
                                    ------
  - Election of three Directors
  - Ratification of appointment of Ernst & Young LLP as independent auditors
  - Transaction of such other business as may properly come before the meeting
   =======================================================================

 IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THIS MEETING, WHETHER OR NOT YOU ATTEND THE MEETING IN PERSON. TO MAKE SURE YOUR SHARES ARE REPRESENTED, WE URGE YOU TO COMPLETE AND MAIL THE PROXY CARD ON THE REVERSE OR TO VOTE BY THE TELEPHONE OR THE INTERNET.

          FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS, SEE REVERSE

--------------------------------------------------------------------------------
                                 DO NOT DETACH

                                                 (ADMISSION TICKET ON REVERSE)

DIRECTIONS TO THE PLAYHOUSE THEATRE:

From Baltimore, the Delaware Memorial Bridge or downstate Delaware:
  Take I-95 North to Wilmington Exit 7 marked "Route 52, Delaware Avenue." From right lane take Exit 7 onto Adams Street. At the third traffic light on Adams Street, turn right onto 11th Street. At Delaware Avenue intersection stay left, continuing on 11th Street. Follow 11th Street through four traffic lights. The Playhouse Theatre is on the right in the Du Pont Building.

From Commodore Barry Bridge (New Jersey), or Philadelphia on I-95 South, or I-476 (The Blue Route), or Route 202 (if traveling Route 202, follow
Route 202 to intersection with I-95 South):
  Follow I-95 South to Exit 7A marked "Route 52, South Delaware Avenue" (11th Street). Follow exit road (11th Street) to intersection with Delaware Avenue marked "52 South, Business District." At Delaware Avenue intersection stay left, continuing on 11th Street. Follow 11th Street through four traffic lights. The Playhouse Theatre is on the right in the Du Pont Building.

[X] PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE.



   THIS PROXY WHEN PROPERLY SIGNED WILL BE VOTED IN THE MANNER DIRECTED
   HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL OF THE BOARD OF DIRECTORS' NOMINEES AND "FOR" PROPOSAL 2.
   -----------------------------------------------------------------------------
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2
   -----------------------------------------------------------------------------

                 FOR   WITHHELD                           FOR  AGAINST   ABSTAIN
1. Election of   [ ]     [ ]     2. Ratification of the   [ ]    [ ]     [ ]
   Directors                        appointment of Ernst
   (see reverse)                    & Young LLP as
                                    independent auditors

For, except vote withheld from
the following nominee(s):

_____________________________________

  ------------------------------------------------------------------------------
                                                 SPECIAL ACTION
                                  ----------------------------------------------
                                  Mark here to discontinue Annual
                                  Report mailing for this account
                                  (for multiple-account holders only)  [ ]

                                  Mark here if you plan to attend
                                  the Annual Meeting                   [ ]
                                  ---------------------------------------------
                               Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full tile as such.


                               -------------------------------------------------

                               -------------------------------------------------
                               SIGNATURE(S)                                 DATE
--------------------------------------------------------------------------------
FOLD AND DETACH AT PERFORATION ABOVE IF YOU ARE RETURNING YOUR VOTED PROXY CARD
                               BY MAIL.

                        RETAIN ADMISSION TICKET BELOW.

Dear Share Owner:

The Coca-Cola Company encourages you to take advantage of new and convenient ways by which you can vote your shares. You can vote your shares electronically through the internet or the telephone. This eliminates the need to return the proxy card.

To vote your shares electronically you must use the control number. The control number is the series of numbers printed in the box above, just below the perforation. This control number must be used to access the system.

1.     To vote over the internet:
       -- Log on to the internet and go to the web site http://www.vote-by-net.com

2.     To vote over the telephone:
       -- On a touch-tone telephone call 1-800-OK2-VOTE  (1-800-652-8683)
          24 hours a day, 7 days a week.

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

If you choose to vote your shares electronically, there is no need for you to mail back your proxy card.

                YOUR VOTE IS IMPORTANT.  THANK YOU FOR VOTING.
--------------------------------------------------------------------------------
                                 DO NOT DETACH


                                                 ADMISSION TICKET

                                                 ANNUAL MEETING OF SHARE OWNERS
                                                 OF THE COCA-COLA COMPANY

                                                 WEDNESDAY, APRIL 15, 1998
                                                 9:00 A.M., LOCAL TIME
                                                 THE PLAYHOUSE THEATRE
                                                 DU PONT BUILDING
                                                 10TH AND MARKET STREETS
                                                 WILMINGTON, DELAWARE